UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION  AND  NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF
                                                                        -----
THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.
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                                       Commission File Number   1-10813
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                          PLM EQUIPMENT GROWTH FUND III
             (Exact name of registrant as specified in its charter)

   235 3rd Street South, Suite 200, St. Petersburg, FL 33701   (727) 803-1800
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

      9,871,210 Depositary Units Representing Limited Partnership Interests
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            (Title of each class of securities covered by this Form)

                                      NONE
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    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)
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Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
X Rule  12g-4(a)(1)(i)           Rule  12h-3(b)(1)(i)
  Rule  12g-4(a)(1)(ii)          Rule  12h-3(b)(1)(ii)
  Rule  12g-4(a)(2)(i)           Rule  12h-3(b)(2)(i)
  Rule  12g-4(a)(2)(ii)          Rule  12h-3(b)(2)(ii)
                                 Rule  15d-6

Approximate  number of holders of record as of the certification or notice date:
0

Pursuant to the requirements of the Securities Exchange Act of 1934 PLM EQUIPMENT GROWTH FUND III has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  December  31,  2002

By:  PLM  Financial  Services,  Inc.,  its  general  partner

By:/s/  Richard K Brock
Its:  Chief Financial Officer
     (Principal Financial Officer)